Exhibit 99.1

ARQULE, INC.

2011 Annual Meeting

Report of Matters Voted Upon by Stockholders

1.     The 2011 Annual Meeting of Stockholders of ArQule, Inc.  (the “Annual Meeting”) was held at the offices of ArQule, Inc. (the “Company”) at 19 Presidential Way, Woburn, Massachusetts 01801, on June 1, 2011 commencing at 10:00 a.m. pursuant to notice properly given.

2.     At the close of business on April 15, 2011, the record date for the determination of stockholders entitled to vote at the Annual Meeting, the outstanding voting securities of the Company were 53,115,658 shares of common stock, $0.01 par value.  Each of the outstanding shares was entitled to one vote on the matters before the Annual Meeting.

3.     At the Annual Meeting 47,976,229 shares of the Company’s issued and outstanding common stock, were represented in person or by proxy, constituting a quorum.

4.     At the Annual Meeting, each of the following nominees for director received the respective number of votes set forth opposite his or her name, constituting a plurality of the votes cast, and was duly elected as a director of the Company:

Name of
Nominee	For	Withheld

Ronald M. Lindsay	39,210,219	264,632

William G. Messenger	39,203,926	270,925

Patrick J. Zenner	39,009,919	464,932

Broker Non-votes:  8,501,378 shares for each director

5.    The following table sets forth the tally of the votes cast on the proposal to approve amendments to the Company’s Amended and Restated 1994 Equity Incentive Plan to increase the number of shares of common stock available for awards granted under such plan by 3,000,000 from 12,500,000 to 15,500,000 shares of common stock and to incorporate other changes described in the Company’s proxy statement.

Votes For	Votes Against	Votes Abstaining

35,449,166	4,002,103	23,582

Broker Non-votes:  8,501,378 shares

6.     The following table sets forth the tally of the votes cast on the proposal to approve an amendment to the Company’s Amended and Restated 1996 Employee Stock Purchase Plan to increase the number of shares of common stock available for purchase in such plan by 400,000 from 2,000,000 to 2,400,000 shares of common stock.

Votes For	Votes Against	Votes Abstaining

38,963,043	505,163	6,645

Broker Non-votes:  8,501,378 shares

7.     The following table sets forth the tally of the votes cast on the proposal to approve an amendment to the Company’s Amended and Restated 1996 Director Stock Option Plan to increase the number of shares of common stock available for awards granted under such plan by 200,000 from 750,000 to 950,000 shares of common stock.

Votes For	Votes Against	Votes Abstaining

37,495,431	1,969,414	10,006

Broker Non-votes:  8,501,378 shares

8.     The following table sets forth the tally of the votes cast on the proposal to ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the Company’s financial statements for the year ending December 31, 2011.

Votes For	Votes Against	Votes Abstaining

47,689,048	230,612	56,569

Broker Non-votes:  0 shares

9.     The following table sets forth the tally of the votes cast on the proposal to approve, by non-binding vote, the compensation of the Company’s named executive officers

Votes For	Votes Against	Votes Abstaining

39,089,329	373,166	12,356

Broker Non-votes:  8,501,378 shares

10.   The following table sets forth the tally of the votes cast on the proposal to recommend, by non-binding vote, the frequency of votes approving the Company’s executive compensation.

1 Year	2 Years	3 Years	Abstain

34,680,924	244,706	4,534,679	14,542

Broker Non-votes:  8,501,378 shares